Exhibit 1.2

EXECUTION VERSION

WARRANT REPURCHASE AGREEMENT

This Warrant Repurchase Agreement (this “Agreement”) is made and entered into as of November 8, 2022 by and between Tidewater Inc., a Delaware corporation (the “Company”), and Banyan Overseas Limited, a limited company organized under the laws of Bermuda (the “Seller”). Each of the Company and the Seller are hereinafter individually referred to as a “party” and collectively referred to as the “parties.”

PRELIMINARY STATEMENTS

A.         The Seller owns 3,987,914 warrants dated April 22, 2022 (the “Warrants”) to purchase up to 3,987,914 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) issued in accordance with the terms of the Warrant Agreement dated April 22, 2022 (the “Warrant Agreement”), by and between the Company and American Stock Transfer & Trust Company, LLC (the “Warrant Agent”). The Warrants were issued to the Seller in connection with the closing of the acquisition by the Company of all of the issued and outstanding shares of Tidewater Offshore Holdings Limited (formerly known as Swire Pacific Offshore Holdings Limited), a limited company organized under the laws of Bermuda and then wholly-owned subsidiary of the Seller (“TOHL”), pursuant to that certain Share Purchase Agreement, as amended from time to time, dated March 9, 2022, by and among the Company, the Seller and TOHL.

B.         Pursuant to Section 2.1(c) of that certain Registration Rights Agreement, by and between the Company and Seller dated as of April 22, 2022, and amended as of June 27, 2022 (as amended, the “RR Agreement”), the Seller has requested that the Company execute an underwritten offering of all or a portion of the Registrable Securities (as defined in the RR Agreement) (a “Shelf Takedown”).

C.        After consultation with underwriters in connection with the proposed Shelf Takedown, pursuant to Section 2.2(d) of the RR Agreement, the parties acknowledge and agree that the Company would, instead of a Shelf Takedown of Registrable Securities, issue shares of Common Stock in an underwritten public offering on terms set forth on Schedule I hereto (the “Offering”) pursuant to an underwriting agreement, executed concurrently with this Agreement (the “Underwriting Agreement”), by and between the Company and Morgan Stanley & Co. LLC (the “Underwriter”) and a registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) and use the proceeds thereof, net of Offering Expenses (as defined below) in accordance with the terms hereof, to repurchase from the Seller that number of Warrants that are exercisable for the number of shares of Common Stock equal to the number of shares of Common Stock so issued and sold in the Offering (the “Repurchased Warrants”) on the terms and conditions set forth in this Agreement (such mutual agreement to purchase, transfer and sell the Repurchased Warrants being herein referred to as the “Repurchase”).

AGREEMENT

In consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein, the parties hereby agree as follows:

1.	Purchase and Sale.

1.1        Purchase of Repurchased Warrants. The Seller hereby irrevocably agrees to sell, assign and transfer the Repurchased Warrants to the Company, and the Company irrevocably agrees to purchase the Repurchased Warrants from the Seller, in each case, on the terms and subject to the conditions in this Agreement. At the Closing (as defined in Section 1.4), in full consideration of the Repurchase of the Repurchased Warrants sold at such Closing, the Company shall pay to the Seller for each such Repurchased Warrant cash via wire transfer in “same-day” funds an amount equal to the Purchase Price with respect to such Repurchased Warrant. “Purchase Price” means, with respect to a Repurchased Warrant that corresponds to a Share (as such term is defined in the Underwriting Agreement) sold to the public in the Offering, (i) the offering price per Share sold to the public in the Offering less (ii) an amount equal to (1) the Offering Expenses with respect to the sale of such Shares divided by (2) the number of Shares sold in the Offering. “Offering Expenses” means all underwriting fees, discounts and selling commissions or broker or similar commissions or fees, and transfer taxes allocable to the Offering.

1.2        Delivery of Warrants in Escrow to Warrant Agent. Concurrently with the execution of this Agreement, the Seller shall deliver the number of Warrants equal to the maximum number of Repurchased Warrants based on the maximum number of shares of Common Stock issuable in the Offering (i.e., the number of Shares, as defined in the Underwriting Agreement) (the “Escrowed Warrants”) to the Warrant Agent to be held in escrow pursuant to the terms and subject to the conditions of an escrow agreement by and among the Seller, the Company and the Warrant Agent, dated as of the date hereof (the “Escrow Agreement”).

1.3        No Exercise or Disposal of Warrants. From and after the date hereof until the termination of this Agreement in accordance with its terms, the Seller agrees not to, directly or indirectly, (i) exercise the Escrowed Warrants in accordance with their terms and/or (ii) sell, assign, transfer, pledge, hypothecate, make gifts of or in any manner whatsoever dispose of or encumber any of the Escrowed Warrants, in each case without the prior written consent of the Company.

1.4         Closing.

(a)        The closing of the Repurchase contemplated by this Agreement (the “Closing”) is expressly conditioned on the delivery of each deliverable set forth in Section 1.4(b) and shall occur immediately following the consummation of the Offering in accordance with the terms and conditions of the Underwriting Agreement, including the Company’s receipt of the aggregate proceeds from the Offering, net of applicable Offering Expenses..

(b)           At the Closing:

(i)          Seller shall cause the Warrant Agent to release from escrow, transfer and deliver to the Company for cancellation the number of the Repurchased Warrants that are exercisable for the number of Shares issued and sold in the Offering on or prior to such date by delivering to the Company and the Warrant Agent the instructions set forth on Exhibit A hereto. Upon such transfer and delivery to the Company, the Repurchased Warrants so transferred shall terminate and no longer be of any force or effect.

(ii)         The Company shall pay to the Seller the aggregate Purchase Price for such Repurchased Warrants in cash via wire transfer in “same-day” funds.

1.5         RESERVED.

1.6       Seller’s Obligation to Close. Notwithstanding anything to the contrary in this Agreement, unless otherwise consented to in writing by the Seller, the Seller shall have no obligation to complete the Closing or consummate any Repurchase if the Offering is consummated on terms that would result in a lower aggregate Purchase Price than is contemplated by Schedule I hereto.

1.7       Release From Escrow. Upon the earliest to occur of (such occurrence, an “Escrow Termination Event”) (a) termination of this Agreement in accordance with its terms or (b) termination of the Underwriting Agreement in accordance with its terms, any Escrowed Warrants then held in escrow pursuant to the Escrow Agreement and not previously repurchased by the Company in a Closing shall be released from escrow and returned to Seller in accordance with the Escrow Agreement. To effect such release, upon the occurrence of an Escrow Termination Event, Seller may deliver written instructions to the Escrow Agent instructing the Escrow Agent to release and transfer to Seller any Escrowed Warrants then held in escrow pursuant to the Escrow Agreement and not previously repurchased by the Company in a Closing. Such instruction shall be sufficient, in and of itself, to cause the Escrow Agent to so release and transfer such Escrowed Warrants.

2.	RESERVED.

3.            Representations and Warranties of Seller. The Seller represents and warrants to the Company, on the date hereof and as of immediately prior to the Closing, as follows:

3.1       Authorization. The Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation with all requisite business entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Seller has all requisite business entity power to execute and deliver this Agreement and all other agreements and documents contemplated hereby and to perform the Seller’s obligations thereunder. This Agreement has been duly executed and delivered by, and constitutes the valid and binding obligation of, the Seller, enforceable in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or (b) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought (the “Equitable Exceptions”).

3.2         Warrants. The Seller owns of record and beneficially good and valid title to the Escrowed Warrants, free and clear of any and all liens, mortgages, security interests, encumbrances, pledges, charges, adverse claims, options, rights or restrictions of any character whatsoever other than (a) standard state and federal securities law private offering legends and restrictions, (b) those created by the bylaws or certificate of incorporation of the Company, the Warrant Agreement, any underwriting agreement or other agreement entered into in connection with the Offering, or this Agreement and the agreements and other documents contemplated hereby, or (iii) those arising from acts of the Company or its affiliates (collectively, “Liens”). Delivery to the Company of the Repurchased Warrants, upon payment therefor, will convey good and valid title to such Repurchased Warrants to the Company, free and clear of all Liens. The Warrants constitute the only rights to acquire the Common Stock of the Company owned by Seller. The Seller does not own any Common Stock or any other stock or securities of the Company.

3.3         No Violations. The execution, delivery and performance by the Seller of this Agreement and the other agreements and documents contemplated hereby and the consummation by the Seller of the transactions contemplated hereby will not (a) violate any statute, rule, regulation, order or decree of any public body or authority by which the Seller or the Repurchased Warrants are bound or (b) result in a violation or breach of, or constitute a default under, or result in the creation of any Lien upon, or create any rights of termination, cancellation or acceleration in any person with respect to any agreement, contract, license, franchise, permit, indenture, mortgage or instrument to which the Seller is a party or by which the Repurchased Warrants are bound, except, with respect to clauses (a) and (b), as would not reasonably be expected to impair Seller’s ability to consummate the transactions contemplated hereby.

3.4         Consents. Except as may be required under the Warrant Agreement or the bylaws or certificate of incorporation of the Company, no consent, approval or other authorization of any governmental authority or under any contract or other agreement or commitment to which the Seller is a party or by which the Seller or the Repurchased Warrants are bound is required for the execution or delivery of this Agreement and the other agreements and documents to be executed by the Seller or the consummation by the Seller of the transactions contemplated hereby.

3.5        Receipt of Information. The Seller has received all the information that it considers necessary or appropriate for deciding whether to enter into this Agreement and perform the obligations set forth herein. The Seller hereby represents that the Seller has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Company’s purchase of the Repurchased Warrants and the business and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to them or to which they had access.

4.           Representations and Warranties of the Company. The Company represents and warrants to each Seller, on the date hereof and as of immediately prior to the Closing, as follows:

4.1        Organization and Authorization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company has all requisite corporate power to execute and deliver this Agreement and all other agreements and documents contemplated hereby and perform its obligations thereunder. The execution and delivery of this Agreement and such other agreements and documents by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company and no other corporate action on the part of the Company is necessary to authorize the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the Equitable Exceptions.

4.2        No Violations. The execution and delivery of this Agreement and the other agreements and documents contemplated hereby by the Company and the consummation by the Company of the transactions contemplated hereby will not (a) violate any provision of the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of the Company, (b) violate any statute, rule, regulation, order or decree of any public body or authority by which the Company or its properties or assets are bound, or (c) result in a violation or breach of, or constitute a default under or result in the creation of any Lien upon, or create any rights of termination, cancellation or acceleration in any person with respect to any agreement, contract, indenture, mortgage or instrument to which the Company is a party or any of its properties or assets is bound.

4.3        Consents. No consent, approval or other authorization of any governmental authority or under any contract or other agreement or commitment to which the Company is a party or by which the Company is bound is required for the execution or delivery of this Agreement and the other agreements and documents to be executed by the Company or the consummation by the Company of the transactions contemplated hereby.

5.	Additional Agreements.

5.1        No Further Rights or Obligations. Effective as of the Closing and upon receipt of the aggregate Purchase Price by Seller in accordance with Section 1.4 of this Agreement, except for any rights or remedies resulting from or relating to this Agreement or the transactions contemplated hereby, the Seller shall not have any further rights or obligations under the Repurchased Warrants sold at such closing or with respect to any shares of Common Stock issuable thereunder.

5.2       FIRPTA Certificate. Concurrently with the execution of this Agreement, the Company shall provide to Seller the certificate described in Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), which states that the Repurchased Warrants are not U.S. real property interests and provide a copy of such statement to the U.S. Internal Revenue Service as required by such regulations.

5.3         Withholding. The Company shall pay the aggregate Purchase Price to Seller, free and clear of, and without reduction or withholding for, any taxes. Notwithstanding the preceding sentence, in the event that between the date hereof and the Closing there is a change in applicable law that requires the Company to withhold an amount of tax with respect to the Purchase Price, or the Company receives a written notice from a taxing or other governmental authority that it must withhold an amount with respect to the Purchase Price (in either case, a “Change in Circumstance”), the Company shall be entitled to deduct and withhold from the Purchase Price otherwise payable under this Agreement in connection with the Closing such amounts as are required to be withheld or deducted by reason of the Change in Circumstance with respect to the making of such payment as determined by the Company in good faith; provided, however, that (a) the Company shall have notified the Seller in writing as soon as reasonably practicable upon becoming aware of the Change in Circumstance, but in all cases reasonably prior to any anticipated deduction or withholding, with the amount, if available, and basis for any such withholding with respect to payments to be made by it under this Agreement, and (b) the Company agrees to reasonably cooperate with any steps taken by the Seller to reduce or eliminate any withholding to the extent permitted by law.

5.4         Issuance of Form 8-K. Within four business days of the Closing, the Company shall file a Current Report on Form 8-K with the Commission disclosing all material terms of the transaction contemplated hereunder and the Closing.

5.5         Certain Consents and Notifications. The Company will not, without the prior written consent of Seller, (a) amend, or agree to amend, the Underwriting Agreement, or waive or fail to enforce any closing condition or other right of the Company under the Underwriting Agreement, where such amendment, waiver or failure to assert a right could reasonably be expected to have an adverse effect on Seller or the transactions contemplated by this Agreement, including any delay of the Closing, or (b) amend, or agree to amend, Schedule I of the Underwriting Agreement. The Company shall promptly notify Seller in writing of any (i) amendment of, or waiver or failure to enforce any right of the Company under, the Underwriting Agreement, and (ii) event, action, fact or circumstance the existence, occurrence or taking of which has had or could reasonably be expected to have an adverse effect on, delay the closing of, or result in the failure of any condition to the closing of, the Offering under the Underwriting Agreement or the Closing under this Agreement.

6.	General.

6.1       Entire Agreement. This Agreement (including the exhibit hereto) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the Offering and the Repurchases.

6.2         Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party without the prior written consent of the other party, and any purported assignment in violation of this Section shall be null and void.

6.3         Counterparts. This Agreement may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile (or other electronic transmission) shall be effective as delivery of a manually executed counterpart of this Agreement.

6.4         Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

6.5         Remedies.

(a)        Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement, including any covenants or agreements that require actions to be taken following the Closing, are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party shall have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b)          All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

6.7       Notices. Any notice, request, instruction, document or other communication to be given hereunder by any party to any other party shall be in writing and validly given if (a) delivered personally, (b) sent by electronic transmission, (c) delivered by overnight express or (d) sent by registered or certified mail, postage prepaid, as follows:

If to Seller:

Banyan Overseas Limited

33/F, One Pacific Place

88 Queensway, Admiralty, HKSAR

Attention: The Company Secretary

Telephone: (852) 2840 8867

E-mail: SPACCSD@JSSHK.com

With a copy to (which shall not constitute notice):

Baker Botts LLP

30 Rockefeller Plaza

New York, New York 10112

Attention: Arman J. Kuyumjian

Telephone: (212) 408 2519

E-mail: arman.kuyumjian@bakerbotts.com

If to the Company:

Tidewater Inc.

842 West Sam Houston Parkway North, Suite 400

Houston, Texas, 77024

Attention: Corporate Secretary

Email: dhudson@tdw.com

6.8         Governing Law; Consent to Jurisdiction.

(a)           This Agreement shall be construed in accordance with laws of the State of Delaware, without regard to conflicts of law principles that would require application of the laws of any other jurisdiction. The parties irrevocably and unconditionally consent to submit to the exclusive jurisdiction in the Court of Chancery of the State of Delaware or, in the event (but only in the event) that the Court of Chancery declines to accept jurisdiction over a particular matter, any court of the United States located in the State of Delaware, solely and specifically for any action, proceeding or investigation in any court or before any governmental authority (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 5.7, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(b)          Each of the parties expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of Delaware and of the United States of America; provided that consent by each of the parties to jurisdiction and service contained in this Section 6.8 is solely for the purpose referred to in this Section 6.8 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.

6.9        Expenses. Except as otherwise provided herein, the Company, on the one hand, and the Seller, on the other hand, shall be solely responsible for their respective costs and expenses incurred in connection with the transactions contemplated hereby whether or not Closing shall have occurred; provided, however, that Seller shall be responsible (and, if applicable, reimburse the Company) for all Offering Expenses, and shall not be responsible for any out of pocket expenses incident to the Company’s performance under or compliance with the RR Agreement to effect the Offering, including, without limitation, all registration, filing, securities exchange listing and NYSE fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, all word processing, duplicating and printing expenses, the fees and disbursements of counsel and independent public accountants for the Company, including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance, and fees of the Company’s legal counsel and accounting advisors in connection therewith.

6.10       Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11       Third Party Beneficiaries. Except as set forth in this Agreement, no person or entity shall be a third-party beneficiary of the representations, warranties, covenants and agreements made by any party.

6.12      Termination. Notwithstanding anything to the contrary herein, this Agreement shall automatically, without any further action by any party hereto, terminate and be of no further force or effect upon the earlier to occur of: (a) termination of the Underwriting Agreement in accordance with its terms, or (b) at the election of Seller by written notice to the Company if the obligation of Seller to consummate the Closing shall have lapsed in accordance with Section 1.6; provided, however, that no such termination shall relieve any party hereto from liability for any willful breach of this Agreement and, provided, further, that the obligations of the parties set forth in Section 1.7 and Section 6 hereof shall survive any such termination and shall be enforceable hereunder. The parties may terminate this Agreement at any time prior to the Closing by mutual written consent.

6.13      Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall be disjunctive but not exclusive.

(Signature page follows)

The parties have executed and delivered this Agreement as of the date first above written.

TIDEWATER INC. By: /s/ Sam Rubio Name: Sam Rubio Title: Executive Vice President and CFO BANYAN OVERSEAS LIMITED By: /s/ Martin James Murray Name: Martin James Murray Title: Director

[Signature page to the Warrant Repurchase Agreement]

Schedule I:
Certain Terms and Conditions to Offering

Number of Shares (as defined in the Underwriting Agreement):	3,987,914

Purchase Price (as defined in the Underwriting Agreement):	$29.38937 a share

Initial Public Offering Price:	$30.25000 a share

Selling Concession:	$0.25000 a share

Closing Date and Time:	November 10, 2022 9:00 a.m.